As filed with the Securities and Exchange Commission on [___], 2018
Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
____________________

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
____________________

NOKIA CORPORATION
(Exact name of Registrant as specified in its charter)

Republic of Finland (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification Number)

Karaportti 3, P.O. Box 226
FI-00045 NOKIA GROUP
Espoo, Finland
+358 10 4488000
 (Address and telephone number of Registrant’s principal executive offices)

NOKIA USA INC. RETIREMENT SAVINGS AND INVESTMENT PLAN

(Full title of the plans)

Ronald A. Antush
Nokia USA Inc.
601 Data Drive
Plano, Texas 75075
+1 (469) 991-0336
 (Name, address and telephone number of agent for service)

Copies to:
Doreen E. Lilienfeld, Esq.
Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
+1 (212) 848-7171

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer or a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer  ☒     Accelerated filer  ☐     Non-accelerated filer  ☐     Smaller reporting company  ☐

CALCULATION OF REGISTRATION FEE
Title of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Shares of Nokia Corporation (1)	50,000 (2)	$5.69 (3)	$284,500	$35.42

(1)
American Depositary Receipts evidencing American Depositary Shares (“ADSs”) issuable on deposit of shares (the “Shares”) of Nokia Corporation (the “Registrant”) have been registered pursuant to a separate Registration Statement on Form F-6 (Registration No. 333-105373 and 333-182900) and currently are traded on the New York Stock Exchange under the ticker symbol “NOK.” Each ADS represents one Share. Pursuant to Rule 416 under the U.S. Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (the “Registration Statement”) shall also cover (i) any additional Shares that become deliverable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding Shares to be offered or sold pursuant to the plans and (ii) an indeterminate amount of interests to be offered or sold pursuant to the Nokia USA Inc. Retirement Savings and Investment Plan (the “Plan”).

(2)	Represents an aggregate of 50,000 Shares, which are available for purchase pursuant to the Plan.
(3)
Estimated solely for the purpose of calculating the registration fee. Such estimate is calculated pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices ($5.72 and $5.66, respectively) of Nokia Corporation ADSs on the New York Stock Exchange on March 21, 2018.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

______________

*
Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the “Note” to Part I of Form S-8.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated by reference as of their respective dates in this Registration Statement:

(a)          The Registrant’s Form 20-F for the fiscal year ended December 31, 2017 (File No. 001-13202), filed on March 22, 2018;

(b)          The Registrant’s Form 11-K for the Plan for the fiscal year ended December 31, 2016 (File No. 001-13202), filed on June 29, 2017; and

(c)          the description of the Registrant’s Shares, registered under Section 12 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), contained in “Item 9.  The Offer and Listing” and “Item 10.  Additional Information,” respectively, of the Form 20-F described in, and incorporated by reference in, paragraph (a) above.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Jussi Koskinen, the Registrant’s Vice President, Corporate Legal, has opined as to the legality of the issuance of the Shares being registered under this Registration Statement. At the time of rendering this opinion, the value of the Shares owned by Mr. Koskinen or subject to his outstanding equity awards exceeded $50,000.

Item 6.	Indemnification of Directors and Officers.

The Articles of Association of the Registrant contain no provisions under which any member of the Board of Directors or officers is indemnified in any manner against any liability which he may incur in his capacity as such.  Article 12 of the Articles of Association of the Registrant, however, provides inter alia, that the “Annual General Meeting shall … take resolutions on … discharging the members of the Board of Directors and the President from liability.”

The Registrant maintains liability insurance for its Board of Directors and certain of its officers.  Such persons are insured against liability for “wrongful acts,” including breach of duty, breach of trust, neglect, error and misstatement.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description of Document

4.1
Articles of Association of the Registrant (English translation) (incorporated by reference to the Registrant’s annual report on Form 20-F for the fiscal year ended December 31, 2016 (File No. 001-13202), filed with the Commission as Exhibit 1 to such report on March 23, 2017).

4.2
Amended and Restated Deposit Agreement dated March 28, 2000, by and among Nokia Corporation, Citibank, N.A., as Depositary, and the Holders from time to time of American Depositary Receipts representing American Depositary Shares issued thereunder (incorporated by reference to Registrant’s Form F-6 Registration Statement (File No. 333-105373), filed with the Commission on May 19, 2003).

4.3
Letter Agreement, dated as of September 27, 2007, by and between the Company and the Depositary  (previously filed and incorporated by reference to Post-Effective Amendment No. 1 to Registration Statement on Form F-6 (File No. 333-105373), filed with the Commission on February 6, 2008).

4.4
Amendment No. 1 to Amended and Restated Deposit Agreement, dated February 6, 2008, by and among Nokia Corporation, Citibank, N.A., as Depositary, and the Holders and Beneficial Owners of American Depositary Shares evidenced by American Depositary Receipts issued under the Amended and Restated Deposit Agreement, dated as of March 28, 2000 (incorporated by reference to Registrant’s Form F-6 Registration Statement (File No. 333-182900), filed with the Commission on July 27, 2012).

*23.1	Consent of PricewaterhouseCoopers Oy, Helsinki, Finland, Independent Registered Public Accounting Firm.
*23.2	Consent of Armanino LLP, Dallas, Texas, Independent Registered Public Accounting Firm.

*24	Power of Attorney (included on signature page).

__________________
* Filed herewith.

Pursuant to Item 8(b) of Part II of Form S-8, the Registrant hereby undertakes that it will submit or has submitted the Plan and any amendment thereto to the Internal Revenue Service (the “IRS”) in a timely manner and it has made or will make all changes required by the IRS in order to qualify the Plan.

Item 9.	Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this Registration Statement which shall include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Espoo, Republic of Finland on March 22, 2018.

NOKIA CORPORATION

By:	/s/ Jussi Koskinen	By:	/s/ Saana Nurminen
Name:	Jussi Koskinen	Name:	Saana Nurminen
Title:	Vice President, Corporate Legal	Title:	Director, Corporate and Equity Plans Legal

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Mr. Jussi Koskinen and/or Ms. Saana Nurminen his/her true and lawful attorney-in-fact and agent, each acting alone, each with full power of substitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any or all amendments, including post-effective amendments, and supplements to this Nokia Corporation Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorney(s)-in-fact and agent(s) full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorney(s)-in-fact and agent(s), or his/her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the indicated capacities on March 22, 2018.

Members of the Board of Directors

/s/ Bruce Brown	Director
Name: Bruce Brown

/s/ Jeanette Horan	Director
Name: Jeanette Horan

/s/ Louis R. Hughes	Director
Name: Louis R. Hughes

/s/ Edward Kozel	Director
Name: Edward Kozel

Director
Name: Jean C. Monty

/s/ Elizabeth Nelson	Director
Name: Elizabeth Nelson

/s/ Olivier Piou	Vice Chairman of the Board of Directors
Name: Olivier Piou

/s/ Carla Smits-Nusteling	Director
Name: Carla Smits-Nusteling

/s/ Risto Siilasmaa	Chairman of the Board of Directors
Name: Risto Siilasmaa

/s/ Kari Stadigh	Director
Name: Kari Stadigh

President and Chief Executive Officer:

/s/ Rajeev Suri
Name: Rajeev Suri

Chief Financial Officer (whose functions
include those of Chief Accounting Officer):

/s/ Kristian Pullola
Name: Kristian Pullola

Authorized Representative in the United States:

/s/ Ronald A. Antush
Name: Ronald A. Antush

The Plan:

Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, the trustee (or other persons who administer the employee benefit plan) have duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Sunnyvale, state of California, on March 22, 2018.

Nokia USA Inc. Retirement Savings and Investment Plan

/s/ Oliver Simon
Name:	Oliver Simon
Title:	Plan Administrator